Exhibit 99.1

NEWS RELEASE

Nabors Announces FY 2015 and Fourth Quarter Results

Notable items:

•      Fourth quarter GAAP EPS was ($0.57), which translates to ($0.22) excluding ($0.35) in impairments related to the current downturn

•      Above EPS includes a loss of $0.16 per share from unconsolidated affiliates

•      Repurchased $27.5 million of notes in 4Q 2015

•      Decreased total debt by $677 million during 2015

HAMILTON, Bermuda, Feb. 16, 2016 /PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) today reported FY 2015 operating revenues of $3.86 billion, including $366 million which comprises first-quarter revenue from the Completion and Production Services segment (NCPS), a business line that merged with C&J Energy Services, Inc. (CJES) on March 24, 2015 and is no longer consolidated with Nabors. This compares to operating revenues of $6.80 billion in FY 2014, including $2.25 billion of revenue from NCPS.  The Company’s equity ownership in C&J Energy Services Ltd. is accounted for in the Company’s consolidated financial results as an unconsolidated affiliate on a quarter-lag basis.  Net income from continuing operations for the year was a loss of $329.5 million, or ($1.14) per diluted share, compared to a loss of $669.3 million, or ($2.28) per diluted share, in FY 2014.   Included in net loss from continuing operations for FY 2015 were total impairments and other charges related to the current downturn of net $1.31 per diluted share.  Also included in 2015 net income was a loss of net ($0.29) per diluted share on our proportional share of CJES earnings.

Revenue for the quarter of $739 million decreased by $109 million, or 13% sequentially.  Net loss from continuing operations for the fourth quarter totaled $161.1 million, or ($0.57) per diluted share.  The current results include $101.2 million in net after-tax charges, or $0.35 per diluted share, related to the impairment of certain assets.  The quarter also includes a net loss of $45.4 million, or ($0.16) per diluted share, attributable to Nabors’ equity share of CJES’s third quarter results.  These results compare to a loss of $250.9 million in the third quarter of 2015. The third quarter included after-tax charges of $206.0 million, or ($0.72) per diluted share.

Anthony Petrello, Nabors’ Chairman and CEO, commented, “2015 has been a difficult year for the industry due to weak and volatile oil prices, as well as a declining rig count.  Our fourth-quarter results reflect the magnitude of progress we have made in scaling the business in line with the industry’s lowest U.S. rig count in 17 years.  Quarter to quarter, we saw moderately lower revenues across our business units due to lower activity and increased exposure to depressed spot market pricing.  From the year-end level, we expect additional decreases in drilling activity and rig count in the Lower 48 and Canada, at least through the second quarter of this year with more rigs converting to spot pricing.  We remain resilient internationally; however, no region is immune to lower oil prices. Developing technological solutions to drive additional sales content through our rigs remains a core strategic focus and should be a key differentiator for Nabors in a future recovery.

“With the timing of a recovery still uncertain, our focus is primarily on continuing to exercise stringent control over our operating, support and capital spending in order to meet our goals of breakeven free cash flow and preserving more than adequate liquidity. During the fourth quarter, we continued to generate positive free cash flow and we continued to reduce our net debt.  I am confident we will maintain a solid financial position, as we target positive free cash flow in 2016.”

Segment Results

Quarterly adjusted operating income (“adjusted income”) in Drilling and Rig Services decreased 34% to $29.9 million from $45.5 million in the third quarter of this year.  Quarterly adjusted EBITDA in this business line decreased by only 9% sequentially to $260.5 million, the majority of which was attributable to the International segment.  For the quarter, the Company averaged 223 rigs operating at an average gross margin of $14,229 per rig day, compared to 242 rigs at $14,567 per rig day in the third quarter.  Future quarters are expected to show additional declines as the weak commodity price environment persists and customer spending continues to slow.

International adjusted income decreased by 30% sequentially to $51.9 million, primarily due to a modest reduction in rig years and some negative items, following several positive items which occurred in the third quarter.  Quarterly adjusted EBITDA in this segment decreased by only 14% sequentially to $160.7 million.  Compared to the fourth quarter, the Company foresees slightly decreasing quarterly income in the near term as margins should return to previous levels but activity moves lower.  Despite the weakening conditions throughout 2015, this segment managed to post a $64.3 million, or 26%, increase in annual adjusted income compared to 2014.

The U.S. Drilling segment posted an adjusted operating loss of $7.4 million, reflecting further activity declines during the quarter. However, margin expansion resulted in $6.6 million higher adjusted income versus the prior quarter.  The Lower 48 saw 13% fewer rigs working versus the third quarter, for an average rig count of 78.  This was partially offset by higher margins from both a favorable mix of higher-spec PACE®-X and PACE®-B rigs working as well as lower compensation cost.  Going forward however, the Company anticipates lower margins in the Lower 48 given current market conditions.  Canada saw further utilization declines of 16% and remains a highly challenged market, though adjusted income did improve modestly, primarily due to seasonal factors.

Rig Services, which consists of the Company’s manufacturing and directional drilling operations, reported negative adjusted income of $13.5 million, as the industry’s newbuild and drilling activity has declined.  The Company expects performance in this segment to modestly improve in coming quarters with further adjustments to its cost structure.

William Restrepo, Nabors’ Chief Financial Officer, stated, “If oil prices persist at current levels we expect further decreases in the North American land rig count over the next couple of quarters.  Paramount in this kind of environment are cost and capital control, squeezing cash out of our operations, and maintaining a strong liquidity position. During the quarter, we were cash flow positive as we continued to reduce our overhead, with material reductions in our SG&A and field support costs. Our operations implemented healthy reductions in direct costs, as we contained the reduction in adjusted income to acceptable levels despite the reduced revenue. We also maintained the capital discipline we have implemented throughout the year. Capital expenditures were $132 million, with an annual drilling spend of $827 million, well within our annual target of $900 million. During the fourth quarter, we entered into a new $325 million term loan facility and were able to repay our outstanding commercial paper and repurchase $27.5 million of face value in our senior notes, while ending the year with full availability on our $2.25 billion revolving credit facility.

Mr. Petrello concluded, “During 2016, we will remain vigilant by continuing to align all of our costs to the new market reality. Not only will we continue to rapidly scale our direct costs to our rig count, but we are also targeting additional reductions in overhead costs, cuts in annual capex to under $500 million and additional reductions to our debt level with any excess liquidity.”

About Nabors

Nabors Industries (NYSE: NBR) owns and operates the world’s largest land-based drilling rig fleet and is a leading provider of offshore platform rigs in the United States and multiple international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies throughout the world’s most significant oil and gas markets. Leveraging our advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues.  Adjusted operating income (loss) is computed similarly, but also subtracts depreciation and amortization expenses from operating revenues. A reconciliation of adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, which is its nearest comparable GAAP financial measure, are included elsewhere in this press release.

Media Contact:

Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2015	2014	2015	2015	2014

Revenues and other income:
Operating revenues	$738,872	$1,783,836	$847,553	$3,864,437	$6,804,197
Earnings (losses) from unconsolidated affiliates	(45,367)	(429)	(35,100)	(75,081)	(6,301)
Investment income (loss)	180	1,596	(22)	2,308	11,831
Total revenues and other income	693,685	1,785,003	812,431	3,791,664	6,809,727

Costs and other deductions:
Direct costs	445,130	1,194,844	518,174	2,371,436	4,505,064
General and administrative expenses	61,056	128,081	72,032	324,328	500,036
Research and engineering	9,354	14,790	9,716	41,253	49,698
Depreciation and amortization	231,137	293,572	240,107	970,459	1,145,100
Interest expense	46,410	43,697	44,448	181,928	177,948
Other, net	1,011	9,606	14,321	(39,172)	9,073
Impairments and other charges	123,557	1,010,423	245,410	368,967	1,027,423
Total costs and other deductions	917,655	2,695,013	1,144,208	4,219,199	7,414,342

Income (loss) from continuing operations before income taxes	(223,970)	(910,010)	(331,777)	(427,535)	(604,615)

Income tax expense (benefit)	(62,880)	(23,609)	(80,898)	(98,038)	62,666

Subsidiary preferred stock dividend	—	—	—	—	1,984

Income (loss) from continuing operations, net of tax	(161,090)	(886,401)	(250,879)	(329,497)	(669,265)
Income (loss) from discontinued operations, net of tax	(1,730)	(4,467)	(45,275)	(42,797)	21

Net income (loss)	(162,820)	(890,868)	(296,154)	(372,294)	(669,244)
Less: Net (income) loss attributable to noncontrolling interest	(834)	(202)	320	(381)	(1,415)
Net income (loss) attributable to Nabors	$(163,654)	$(891,070)	$(295,834)	$(372,675)	$(670,659)

Earnings (losses) per share: (1)
Basic from continuing operations	$(.57)	$(3.06)	$(.86)	$(1.14)	$(2.28)
Basic from discontinued operations	(.01)	(.02)	(.16)	(.15)	—
Basic	$(.58)	$(3.08)	$(1.02)	$(1.29)	$(2.28)

Diluted from continuing operations	$(.57)	$(3.06)	$(.86)	$(1.14)	$(2.28)
Diluted from discontinued operations	(.01)	(.02)	(.16)	(.15)	—
Diluted	$(.58)	$(3.08)	$(1.02)	$(1.29)	$(2.28)

Weighted-average number of common shares outstanding: (1)
Basic	276,371	284,938	284,112	282,982	290,694
Diluted	276,371	284,938	284,112	282,982	290,694

Adjusted EBITDA (2)	$223,332	$446,121	$274,631	$1,127,420	$1,749,399

Adjusted operating income (loss) (3)	$(7,805)	$152,549	$7,524	$156,961	$604,299

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)

Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because we believe that these financial measures accurately reflect our ongoing profitability.  In addition, securities analysts and investors use this measure of us as one of the metrics on which they analyze our performance.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)

Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect our ongoing profitability.  In addition, securities analysts and investors use this measure of us as one of the metrics on which they analyze our performance.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(In thousands)	2015	2015	2014
		(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$274,589	$276,562	$536,169
Accounts receivable, net	784,671	871,385	1,517,503
Assets held for sale	75,678	78,400	146,467
Other current assets	340,959	492,728	541,735
Total current assets	1,475,897	1,719,075	2,741,874
Property, plant and equipment, net	7,027,802	7,287,531	8,599,125
Goodwill	166,659	150,032	173,928
Investment in unconsolidated affiliates	415,177	460,543	58,251
Other long-term assets	452,305	293,818	289,745
Total assets	$9,537,840	$9,910,999	$11,862,923

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$6,508	$8,982	$6,190
Other current liabilities	999,991	1,040,569	1,561,285
Total current liabilities	1,006,499	1,049,551	1,567,475
Long-term debt	3,655,200	3,719,591	4,331,840
Other long-term liabilities	582,273	630,458	1,044,819
Total liabilities	5,243,972	5,399,600	6,944,134

Equity:
Shareholders’ equity	4,282,710	4,502,313	4,908,619
Noncontrolling interest	11,158	9,086	10,170
Total equity	4,293,868	4,511,399	4,918,789
Total liabilities and equity	$9,537,840	$9,910,999	$11,862,923

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2015	2014	2015	2015	2014

Operating revenues:
Drilling & Rig Services:
U.S.	$222,060	$544,862	$259,939	$1,256,989	$2,159,968
Canada	28,312	88,219	29,929	137,494	335,192
International	448,507	432,739	516,180	1,862,393	1,624,259
Rig Services (1)	72,862	190,399	73,521	391,066	692,908
Subtotal Drilling & Rig Services	771,741	1,256,219	879,569	3,647,942	4,812,327

Completion & Production Services:
Completion Services	—	361,570	—	207,860	1,217,899
Production Services	—	239,897	—	158,512	1,033,538
Subtotal Completion & Production Services	—	601,467	—	366,372	2,251,437

Other reconciling items (2)	(32,869)	(73,850)	(32,016)	(149,877)	(259,567)
Total operating revenues	$738,872	$1,783,836	$847,553	$3,864,437	$6,804,197

Adjusted EBITDA: (3)
Drilling & Rig Services:
U.S.	$94,254	$207,001	$94,505	$513,003	$835,679
Canada	10,041	28,315	7,516	39,757	108,454
International	160,716	173,903	186,451	719,266	611,320
Rig Services (1)	(4,491)	17,507	(2,455)	20,978	86,933
Subtotal Drilling & Rig Services	260,520	426,726	286,017	1,293,004	1,642,386

Completion & Production Services:
Completion Services	—	33,146	—	(28,110)	94,377
Production Services	—	40,284	—	23,043	207,919
Subtotal Completion & Production Services	—	73,430	—	(5,067)	302,296

Other reconciling items (4)	(37,188)	(54,035)	(38,386)	(160,517)	(195,283)
Total adjusted EBITDA	$223,332	$446,121	$247,631	$1,127,420	$1,749,399

Adjusted operating income (loss): (5)
Drilling & Rig Services:
U.S.	$(7,398)	$90,490	$(14,034)	$87,051	$370,173
Canada	(1,034)	14,566	(4,085)	(7,029)	52,468
International	51,850	76,319	74,039	308,262	243,975
Rig Services (1)	(13,505)	8,845	(10,434)	(12,641)	53,374
Subtotal Drilling & Rig Services	29,913	190,220	45,486	375,643	719,990

Completion & Production Services:
Completion Services	—	4,701	—	(55,243)	(15,540)
Production Services	—	11,752	—	(3,559)	93,414
Subtotal Completion & Production Services	—	16,453	—	(58,802)	77,874

Other reconciling items (4)	(37,718)	(54,124)	(37,962)	(159,880)	(193,565)
Total adjusted operating income (loss)	$(7,805)	$152,549	$7,524	$156,961	$604,299

Earnings (losses) from unconsolidated affiliates	$(45,367)	$(429)	$(35,100)	$(75,081)	$(6,301)

Rig activity:
Rig years: (6)
U.S.	91.0	212.2	103.0	120.0	212.5
Canada	14.4	36.9	17.2	16.7	34.1
International (7)	117.5	121.2	121.3	124.0	127.1
Total rig years	222.9	370.3	241.5	260.7	373.7
Rig hours: (8)
U.S. Production Services	—	183,102	—	129,652	809,438
Canada Production Services	—	33,218	—	23,947	139,938
Total rig hours	—	216,320	—	153,599	949,376

(1)	Includes our other services comprised of our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services.

(2)	Represents the elimination of inter-segment transactions.

(3)

Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because we believe that these financial measures accurately reflect our ongoing profitability.  In addition, securities analysts and investors use this measure of us as one of the metrics on which they analyze our performance.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)

Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our operating segments and the consolidated company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect our ongoing profitability.  In addition, securities analysts and investors use this measure of us as one of the metrics on which they analyze our performance.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)

Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(7)

International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during the three months ended December 31, 2014 and 2.5 years for the year ended December 31, 2014. As of May 24, 2015, this was no longer an unconsolidated affiliate.

(8)

Rig hours represents the number of hours that our well-servicing rig fleet operated during the period. This fleet was included in the Completion and Production Services business that was merged with C&J Energy Services, Inc. in March 2015 and we will therefore no longer report this performance metric.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2015	2014	2015	2015	2014

Adjusted EBITDA	$223,332	$446,121	$247,631	$1,127,420	$1,749,399
Depreciation and amortization	(231,137)	(293,572)	(240,107)	(970,459)	(1,145,100)
Adjusted operating income (loss)	(7,805)	152,549	7,524	156,961	604,299

Earnings (losses) from unconsolidated affiliates	(45,367)	(429)	(35,100)	(75,081)	(6,301)
Interest expense	(46,410)	(43,697)	(44,448)	(181,928)	(177,948)
Investment income (loss)	180	1,596	(22)	2,308	11,831
Other, net	(1,011)	(9,606)	(14,321)	39,172	(9,073)
Impairments and other charges	(123,557)	(1,010,423)	(245,410)	(368,967)	(1,027,423)
Income (loss) from continuing operations before income taxes	$(223,970)	$(910,010)	$(331,777)	$(427,535)	$(604,615)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2015	2014	2015	2015	2014

BASIC EPS:
Net income (loss) (numerator):
Income (loss) from continuing operations, net of tax	$(161,090)	$(886,401)	$(250,879)	$(329,497)	$(669,265)
Less: net (income) loss attributable to noncontrolling interest	(834)	(202)	320	(381)	(1,415)
Less: loss on redemption of subsidiary preferred stock	—	—	—	—	(1,688)
Less: (earnings) losses allocated to unvested shareholders	3,297	13,881	5,834	7,820	10,595
Numerator for basic earnings per share:
Adjusted income (loss) from continuing operations, net of tax - basic	$(158,627)	$(872,722)	$(244,725)	$(322,058)	$(661,773)
Income (loss) from discontinued operations, net of tax	$(1,730)	$(4,467)	$(45,275)	$(42,797)	$21

Weighted-average number of shares outstanding-basic	276,371	284,938	284,112	282,982	290,694

Earnings (losses) per share:
Basic from continuing operations	$(.57)	$(3.06)	$(.86)	$(1.14)	$(2.28)
Basic from discontinued operations	(.01)	(.02)	(.16)	(.15)	—
Total Basic	$(.58)	$(3.08)	$(1.02)	$(1.29)	$(2.28)

DILUTED EPS:
Income (loss) from continuing operations, net of tax - basic	$(158,627)	$(872,722)	$(244,725)	$(322,058)	$(661,773)
Add: Effect of reallocating undistributed earnings of unvested shareholders	—	—	—	—	25
Adjusted income (loss) from continuing operations, net of tax - diluted	$(158,627)	$(872,722)	$(244,725)	$(322,058)	$(661,748)
Income (loss) from discontinued operations, net of tax	$(1,730)	$(4,467)	$(45,275)	$(42,797)	$21

Weighted-average number of shares outstanding-basic	276,371	284,938	284,112	282,982	290,694
Add: dilutive effect of potential common shares	—	—	—	—	—
Weighted-average number of shares outstanding - diluted	276,371	284,938	284,112	282,982	290,694

Diluted from continuing operations	$(.57)	$(3.06)	$(.86)	$(1.14)	$(2.28)
Diluted from discontinued operations	(.01)	(.02)	(.16)	(.15)	—
Total Diluted	$(.58)	$(3.08)	$(1.02)	$(1.29)	$(2.28)

Restricted stock grants that contain non-forfeitable rights to dividends are considered participating securities.  As such, these grants are included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting.  For all periods presented, the computation of diluted earnings (losses) per share excludes outstanding stock options with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they are not considered participating securities. For periods in which we experience a net loss from continuing operations, all potential common shares have been excluded from the calculation of weighted-average shares outstanding, because their inclusion would be anti-dilutive.  The average number of options that were excluded from diluted earnings (losses) per share that would potentially dilute earnings (losses) per share was 8,105,161, 11,485,314 and 9,416,647 shares during the three months ended December 31, 2015 and 2014 and September 30, 2015, respectively, and 9,459,147 and 12,950,249 shares during the years ended December 31, 2015 and 2014, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options, such stock options will be included in our diluted earnings (losses) per share computation using the if-converted method of accounting.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES
AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

		Charges and
		Non-Operational	As adjusted
(In thousands, except per share amounts)	Actuals	Items	(Non-GAAP)
	Three Months Ended December 31, 2015

Income (loss) from continuing operations, net of tax	$(161,090)	$(101,152)	$(59,938)
Diluted earnings (losses) per share from continuing operations	$(0.57)	$(0.35)	$(0.22)

	Three Months Ended September 30, 2015
Income (loss) from continuing operations, net of tax	$(250,879)	$(206,005)	$(44,874)
Diluted earnings (losses) per share from continuing operations	$(0.86)	$(0.72)	$(0.14)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SCHEDULE OF NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

	Three Months Ended
	December 31,		September 30,
		Per Diluted		Per Diluted
(In thousands, except per share amounts)	2015	Share	2015	Share

Impairments and other charges (1)	$101,152	$.35	$206,005	$.72

Total Adjustments, net of tax	$101,152	$.35	$206,005	$.72

(1) Represents retirements and impairments to various assets related to the current industry downturn, net of tax of $22.4 million and $44.9 million, respectively, for the three months ended December 31, 2015 and September 30, 2015.